Exhibit 10.6

EXECUTION COPY

TRANSACTION BONUS AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 7th day of September, 2012 (the “Effective Date”), by and among Interline Brands, Inc., a New Jersey corporation (the “Company”), Interline Brands, Inc., a Delaware corporation (the “Parent”) and Kenneth D. Sweder (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated April 30, 2007, as amended on October 20, 2008 and December 31, 2008 (the “Employment Agreement”);

WHEREAS, Parent and the Executive are parties to a Change in Control Severance Agreement dated April 30, 2007, as amended on October 20, 2008 and December 31, 2008 (the “Change in Control Agreement”);

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of May 29, 2012, by and among Isabelle Holding Company, LLC (f/k/a Isabelle Holding Company Inc.), a Delaware LLC (“Holdco”), Isabelle Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Parent (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Parent (the “First Merger”);

WHEREAS, immediately following the First Merger, Holdco will file a certificate of ownership and merger with the Secretary of State of the State of Delaware, pursuant to which Holdco will merge with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the Executive shall invest in Holdco an amount agreed upon with Holdco in connection with the closing of the First Merger; and

WHEREAS, the Company wishes to pay a bonus to the Executive upon the consummation of the Second Merger (the “Closing”), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Transaction Bonus.  Subject to the Executive’s continued employment with the Company through the date of the Closing (the “Closing Date”), the Company shall pay to the Executive a bonus in the amount of $225,000 on the Closing Date (the “Transaction Bonus”).

2.                                      Waiver.  In consideration for the Transaction Bonus, the Executive hereby acknowledges and agrees that none of (i) the consummation of the Mergers, (ii) the Parent ceasing to be a publicly traded company or (iii) any change in the Executive’s duties or responsibilities solely as a result of the Parent ceasing to be a publicly traded company shall constitute “Good Reason” as such term is defined in either the Employment Agreement or the

Change in Control Agreement.  The Executive hereby waives any right to resign for Good Reason under either the Employment Agreement or the Change in Control Agreement by reason of the occurrence of any of the events or circumstances described in the preceding sentence that would otherwise constitute Good Reason (it being understood that the Employment Agreement and the Change in Control Agreement shall, notwithstanding the terms and conditions of this Section 2, remain in full force and effect according to their respective terms and conditions and the Executive’s waiver under this Section 2 shall not be deemed to be a waiver of any other provision of either the Employment Agreement or the Change in Control Agreement).

3.                                      Withholding.  The Company shall be entitled to withhold from any amounts payable hereunder to the Executive such amounts as shall be sufficient to satisfy all Federal, state and local withholding tax requirements relating thereto.

4.                                      Complete Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

5.                                      Nonassignability.  No right granted to the Executive under this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily).

6.                                      Right of Discharge Reserved.  Nothing in this Agreement shall confer upon the Executive any right to continue in employment with the Company or any of its subsidiaries or affiliates or affect any right that the Company or any of its subsidiaries or affiliates may have to terminate the employment of the Employee (subject to the terms and conditions of the Employment Agreement and the Change in Control Agreement).

7.                                      Unfunded Arrangement.  The obligations under this Agreement shall be an unfunded and unsecured promise to pay.  The Executive shall have no rights under this Agreement other than those of a general unsecured creditor of the Company.

8.                                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

9.                                      Counterparts.  This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

10.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws principles thereof.

11.                               Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (collectively, “Section 409A”), or an exemption to Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  Within the time period permitted by the applicable Treasury regulations (or such later time as may be permitted under Section 409A or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), Parent and the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A so as to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A (to the extent economically more advantageous to the Executive than the imposition of any taxes and penalties).

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

INTERLINE BRANDS, INC. (Delaware)

By:	/s/ Michael Agliata
Name: Michael Agliata
Title: Vice President, General Counsel & Secretary

[Signature Page to Transaction Bonus Agreement]

INTERLINE BRANDS, INC. (New Jersey)

By:	/s/ Michael Agliata
Name: Michael Agliata
Title: Vice President, General Counsel & Secretary

[Signature Page to Transaction Bonus Agreement]

EXECUTIVE

By:	/s/ Kenneth D Sweder
Name: Kenneth D. Sweder

[Signature Page to Transaction Bonus Agreement]